Exhibit 3.214

ATLANTIC PRODUCTIONS LLC

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of October 31, 2006 (this “Agreement”),

adopted by Atlantic Recording Corporation, a Delaware Corporation, as the sole member.

Preliminary Statement

The sole member has formed a limited liability company (the “Company”) under the Delaware Limited Liability Company Act (the “Act”) for the purpose of engaging in any lawful act or activity for which a limited liability company may be organized under the Act.

Accordingly, the sole member hereby adopts the following as the “Operating Agreement” of the Company within the meaning of the Act:

1. Formation. The Company has been previously formed as a limited liability company pursuant to the provisions of the Act by Paul Robinson, an authorized person, by the filing of the Certificate of Formation for the Company with the Secretary of State of the State of Delaware as of the date hereof. The sole member hereby adopts, confirms and ratifies said Certificate and all acts taken by Paul Robinson in connection therewith.

2. Name. The name of the Company is:

“ATLANTIC PRODUCTIONS LLC”

3. Purpose. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

4. Registered Office. The registered office of the Company in the State of Delaware is Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. At any time, the Company may designate another registered office.

5. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. At any time the Company may designate another registered agent.

6. Member. The name and the address of the sole member of the Company is as follows:

Atlantic Recording Corporation

75 Rockefeller Plaza

New York, New York 10019

7. Management. Management of the Company is vested exclusively in the sole member and the sole member may delegate management responsibility as deemed necessary or appropriate.

8. Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the earliest to occur of: (a) a decision made at any time by the sole member to dissolve the Company; (b) the sale, condemnation or other disposition of all of the Company’s assets and the receipt of all consideration therefor; or (c) the bankruptcy or dissolution of the sole member.

9. Liquidation. Upon dissolution pursuant to Section 8, the Company business and Company assets shall be liquidated in an orderly manner. The sole member shall be the liquidator to wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of Company assets in accordance with the Act in any reasonable manner that the liquidator and sole member shall determine to be in its best interests.

10. Initial Capital Contributions; Percentage Interests. The initial cash capital contribution made by the sole member and the percentage interest in the Company are as follows:

Member	Initial Capital Contribution		Percentage Interest
Atlantic Recording Corporation	US $	100 (cash)	100%

11. Additional Contributions. The sole member shall have no obligation to make any additional capital contribution to the Company after the date hereof, but may do so from time to time.

12. Distributions. Distributions shall be made at the times and in aggregate amounts determined by the sole member.

13. Admission of Additional or Substitute Members. No substitute or additional member shall be admitted to the Company without the written approval of the sole member, acting in its sole discretion.

14. Liability of Members and Officers. No member, member designee, or officer (each, an “Indemnified Person”) shall have any liability for the obligations or liabilities of the Company, except to the extent, if any, expressly provided in the Act.

15. Exculpation and Indemnification of Indemnified Persons.(a) No Indemnified Person shall be personally liable for any breach of duty in such person’s capacity as a member, member designee or officer of the Company; provided, however, that the foregoing shall not eliminate or limit the liability of any Indemnified Person if a judgment or other final adjudication adverse to the Indemnified Person establishes (i) that the Indemnified Person’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or (ii) that the Indemnified Person in fact personally gained a financial profit or other advantage to which the Indemnified Person was not legally entitled or (iii) that, with respect to a distribution subject to Section 18-607(a) of the Act, the acts of the Indemnified Person were not performed in accordance with Section 18-402 of the Act.

(b) The Company shall, to the fullest extent permitted by the Act, indemnify and hold harmless, and advance expenses to, any Indemnified Person against any losses, claims, damages or liabilities to which the Indemnified Person may become subject in connection with this Agreement or the Company’s business or affairs.

(c) Notwithstanding anything else contained in this Agreement, the indemnity obligations of the Company under paragraph (b) above shall:

(i)	be in addition to any liability that the Company may otherwise have;

(ii)	extend upon the same terms and conditions to the directors, committee members, officers, partners, members and employees of the Indemnified Persons;

(iii)	inure to the benefit of the successors, assigns, heirs and personal representatives of the Indemnified Person and any such persons; and

(iv)	be limited to the assets of the Company.

(d) This Section 15 shall survive any termination of this Agreement and the dissolution of the Company.

16. Amendments. This Agreement may be amended only by written instrument executed by the sole member.

17. Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the sole member.

18. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

19. Headings. The titles of Sections of this Agreement are for convenience only and shall not be interpreted to limit or amplify the provisions of this Agreement.

20. Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

Atlantic Recording Corporation

By:	/s/ Paul Robinson
Name: Paul Robinson
Title: Vice President

STATEMENT OF ORGANIZATION BY AUTHORIZED PERSON

The undersigned, organizer of Atlantic Productions LLC, a Delaware limited liability company, organized under the Limited Liability Company Act of the State of Delaware, makes the following statements and takes the following action to organize said Company:

FIRST: The Certificate of Formation of Atlantic Productions LLC was filed with the Secretary of State of Delaware on October 31, 2006.

SECOND: The following corporation is the sole member of the Company:

Atlantic Recording Corporation

THIRD: The member is fully authorized on behalf of the Company to purchase stock, enter into any and all agreements, open a bank account and be witness and representative of the Company before any and all authorities.

IN WITNESS WHEREOF, I have signed this instrument at New York, New York on this 7th day of November 2006.

/s/ Paul Robinson
Organizer